Exhibit 10.1

 SETTLEMENT AGREEMENT WITH
GENERAL UNCONDITIONAL MUTUAL RELEASE

This Settlement Agreement With General Unconditional Mutual Release (“the Agreement”) is entered into this 5th day of November, 2007, by and between the parties identified below.

PARTIES

The parties to and beneficiaries of this Agreement (the "Settling Parties") are ERIC YOUNG ("Plaintiff"), and WINSONIC DIGITAL MEDIA GROUP, LTD. (the “Company”), its present and former employees, officers, directors, owners, stockholders and representatives, as well as any successors or assigns of the corporate defendant (collectively, the “Defendant”).

RECITALS

WHEREAS, Plaintiff filed suit against the Company in Fulton County Superior Court (the “Court”), Civil Action No. 2007 CV 128080 (the “Young case”), alleging that Defendant is liable to Plaintiff for breach of contract, unpaid wages, unpaid consulting fees and other alleged conduct in violation of state statutes, and seeking compensatory and punitive damages and attorneys’ fees and other relief.  Defendant has denied and continues to deny any and all acts of misconduct whatsoever, alleged or not alleged; Defendant has denied and continues to deny any and all claims and liability, alleged and not alleged, and denies causing damage of any type to Plaintiff.  Defendant has further asserted a counterclaim against Plaintiff, alleging breaches of contract and fiduciary duties, as well as asserting a claim for unjust enrichment.  Plaintiff has denied and continues to deny any and all claims and liability, alleged and not alleged, and denies causing damage of any type to Defendant.

NOW, THEREFORE, in consideration of the recitals, promises and general covenants contained herein, the Settling Parties agree as follows.

SCOPE OF SETTLEMENT/RELEASE

1.           This Agreement is intended to and does forever release and settle any and all claims and disputes by Plaintiff against Defendant, whether known or unknown, from the beginning of time up to and through the date this Agreement is executed.  This release and settlement includes, but is not limited to, any and all claims which were or could have been asserted in the Young case.  Upon receipt of all agreed-upon monies according to the schedule described herein, Plaintiff will release and settle all claims, title and/or interests against any Defendant, including all claims governed by federal statute, state statute, or common law, including but not limited to claims in the Young case, except for claims that the law does not permit Plaintiff to waive by signing this Agreement.  This release and settlement includes, but is not limited to, any claims for damages which were, have been, or could have been sought, of any kind, up to the date this Agreement is executed.  This release and settlement includes claims for employee health, welfare and disability benefits, compensatory damages, punitive damages, equitable rights and relief of any and all types and description, including but not limited to claims for relief arising from alleged discrimination, disability protections and/or benefits, retaliation, discharge, constructive discharge or any other alleged violation of any legally protected status or right and all forms of statutory and common law damages.  This release and settlement encompasses rights to employee benefits protected by the Employee Retirement Income Security Act (“ERISA”), and any rights/entitlements under Title VII of the Civil Rights Act of 1964 (“Title VII”), Sections 1981 and 1983 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act (“ADA”), and any other labor, employment, or anti-discrimination laws; any contract, tort, whistleblower, personal injury, or wrongful discharge claim(s); and any other federal, state, or local constitution, regulation, law (statutory or common), or legal theory.

2.            This Agreement is further intended to and does forever release and settle any and all claims and disputes by Defendant against Plaintiff, whether known or unknown, from the beginning of time up to and through the date this Agreement is executed.  This release and settlement includes, but is not limited to, any and all counterclaims which were or could have been asserted in the Young case.  The Settling Parties are intentionally releasing claims that they do not know that they might have and that, with hindsight, they might regret having released.  The Settling Parties warrant and represent that they have not assigned or given away any of the claims they are releasing.

3.           The Settling Parties hereby expressly consent to a Consent Mutual Order of Dismissal with Prejudice and agree to a Consent Mutual Dismissal with Prejudice as to all claims which were made or could have been made at any time in the Young case by either party, upon Plaintiff’s receipt of all agreed upon sums described herein.  Each Settling Party further releases and waives with prejudice any and all other claims of any nature which they have or may have, or could have raised against the other Settling Party known or unknown, up to the date that this Agreement is executed, including but not limited to, any and all claims arising from or in any way related to Plaintiff’s employment/opportunity/supervision within the Company.

NO ADMISSION OF LIABILITY

4.           Neither this Agreement nor any consideration given hereunder constitutes an admission, nor is it to be construed as an admission of any right, entitlement or fault or liability of any kind on the part of any Settling Party.  The Settling Parties agree that each Settling Party denies any and all fault or liability of any type and denies any wrongful conduct whatsoever with regard to any matter.

PAYMENT AND COMPENSATION TO PLAINTIFF

5.           For and in consideration of the mutual releases, settlements, promises, recitals, waivers, terms, and conditions set forth in this Agreement, and in consideration of the dismissal with prejudice of the Young case, in its entirety by the Settling Parties, and Plaintiff’s binding covenants set forth below, Defendant hereby agrees to transmit payment (the “Settlement Funds”) in the amount of $120,000.00 (One Hundred Twenty Thousand and No/100 Dollars), minus applicable federal, state, and local tax withholdings, to Plaintiff in settlement of his claim for wages earned and owed; $55,000.00 (Fifty-five Thousand and No/100 Dollars) in settlement of his claim for consultant fees earned, and $75,000.00 (Seventy-Five Thousand and No/100 Dollars) in settlement of his claim for intentional torts; and $5,000.00 (Five Thousand and No/100 Dollars) to Beverly Adams, Plaintiff’s attorney, in full satisfaction of all attorneys’ fees, costs, and expenses incurred by anyone representing Plaintiff against Defendant, according to the following payment schedule:

(a)                  on or before November 7, 2007, (i) a check in the amount of $15,000.00 (Fifteen Thousand and No/100 Dollars), reported as 1099 income, made payable to Eric Young and (ii) a check in the amount of $1,000.00 (One Thousand and No/100 Dollars) made payable to Beverly Adams;

(b)                 on or before November 27, 2007, (i) a check in the amount of $15,000.00 (Fifteen Thousand and No/100 Dollars), reported as 1099 income, made payable to Eric Young and (ii) a check in the amount of $1,000.00 (One Thousand and No/100 Dollars) made payable to Beverly Adams;

(c)                 on or before December 27, 2007, (i) a check in the amount of $15,000.00 (Fifteen Thousand and No/100 Dollars), reported as 1099 income,  made payable to Eric Young and (ii) a check in the amount of $1,000.00 (One Thousand and No/100 Dollars) made payable to Beverly Adams;

(d)                 on or before January 27, 2007, (i) a check in the amount of $25,000.00 (Twenty-Five Thousand and No/100 Dollars), reported as 1099 income, made payable to Eric Young and (ii) a check in the amount of $1,000.00 (One Thousand and No/100 Dollars) made payable to Beverly Adams; and

(e)                 on or before February 27, 2007, (i) a check in the amount of $180,000.00 (One Hundred EightyThousand and No/100 Dollars), minus applicable federal, state, and local tax withholdings on $120,000 (One Hundred Twenty Thousand and No/100 Dollars) of that amount, made payable to Eric Young and (ii) a check in the amount of $1,000.00 (One Thousand and No/100 Dollars) made payable to Beverly Adams (the “Balloon Payment”).

6.           The payment of these amounts by Defendant, the issuance to Plaintiff a vested stock option to purchase up to three hundred eighty thousand (380,000) shares of restricted common stock (noted below), and the approved  transfer of the 500,000 restricted shares of Common Stock issued to Plaintiff (also noted below), will constitute payment in full in exchange for the full, final and complete settlement of the Young case as to Defendant and full and final release of any and all claims, known or unknown, against Defendant that exist or may have existed at any time up to the date of execution of this Agreement.  At the time of execution of this Agreement, Plaintiff’s counsel will provide Tax I.D. for issuance to Defendant’s counsel of an IRS Form 1099-MISC in connection with payment of Settlement Funds.

time of execution of this Agreement, Plaintiff’s counsel will provide Tax I.D. for issuance to Defendant’s counsel of an IRS Form 1099-MISC in connection with payment of Settlement Funds.

                7.           Defendant further agrees to issue Plaintiff by November 5, 2007 a vested stock option to purchase up to three hundred eighty thousand (380,000) shares of restricted common stock, par value $0.001, of the Company (“Common Stock) at an exercise price of One Dollar ($1.00) per share (the “Stock Options”), pursuant to the terms and conditions of Plaintiff’s contractual agreement with Defendant.  The Stock Options shall be fully vested upon issuance and shall have an expiration date of November 5, 2010, in accordance with WinSonic’s employee stock option plan in effect during Young’s employment with the Company.  The Settling Parties acknowledge that Defendant has previously issued Plaintiff 500,000 restricted shares of Common Stock.  Defendant agrees to process and approve any transfer of any restricted shares of Common Stock issued to Plaintiff pursuant to this Agreement at the earliest possible date, subject to and in accordance with all state and federal laws, including, but not limited to, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated by the Securities and Exchange Commission.

RIGHT TO CURE; DEFAULT PROVISIONS

8.           In the event Defendant fails to pay any of the Settlement Funds, deliver the stock options due to be paid or delivered by Defendant, and approve the transfer of the 500,000 restricted shares of Common Stock issued to Plaintiff, hereunder in strict compliance with the terms of this Agreement, and such failure shall continue for five (5) days after written notice from Plaintiff demanding cure of such failure, then and in that event, counsel for Plaintiff shall, without further notice to Defendant, submit an affidavit to the Court setting forth the Defendant's default, the amounts received by Plaintiff under this Agreement, that portion of the obligations of the Defendant pursuant to this Agreement which remains outstanding at the time of said default, and upon receipt of said affidavit, the Court shall, ex parte, enter final judgment against Defendant in favor of Plaintiff for the judgment amount, less all amounts paid pursuant to this Agreement, as well as an additional $25,000 (Twenty-Five Thousand Dollars), plus post-judgment interest at the legal rate.  Notwithstanding anything herein to the contrary, if Defendant cannot pay the Balloon Payment due on February 27, 2008, Defendant may make a payment of $15,000 (Fifteen Thousand and No/100 Dollars) by February 27, 2008 to Plaintiff without being in default, and shall extend the due date of the Balloon Payment to then be due on March 27, 2008.  There will be no other extensions of the Balloon Payment due date without the express written consent of Plaintiff.

IRS FILINGS REGARDING SETTLEMENT FUNDS

9.           Plaintiff agrees that Defendant is required to report payment of Settlement Funds to tax authorities and to withhold all taxes from payments it makes hereunder that it determines it is legally required to withhold.  Defendant will issue an IRS Form 1099 MISC to Plaintiff reflecting the payment of $45,000 for 2007.  Defendant will issue an IRS Form 1099 to Plaintiff reflecting the payments of $85,000 for 2008.  Defendant will issue an IRS Form W-2 to Plaintiff reflecting the payment of $120,000.00 (One Hundred Twenty Thousand and No/100 Dollars),

minus 25% for federal taxes (per Circular E Employers Tax Guide Publication 15 for Supplemental wages), 6% for state taxes (per Georgia Department of Revenue), and 7.65% for Social Security and Medicare taxes. Defendant will issue IRS Forms 1099-MISC to Beverly Adams reflecting the payment of $3,000.00 (Three Thousand and No/100 Dollars) for 2007 and $2,000 (Two Thousand and No/100 Dollars) for 2008 to Plaintiff’s attorney.

COSTS AND ATTORNEY'S FEES

10.         The Settling Parties unconditionally and reciprocally release and hold each other harmless from any claims for attorney's fees, costs, or expenses in any form incurred by the Settling Parties and/or their respective counsel, less those fees being paid by Defendant to Plaintiff’s counsel, as otherwise agreed upon herein.  The Settling Parties will each bear their own costs of litigation and attorney's fees.

WARRANTY AND INDEMNIFICATION

11.         Plaintiff covenants and agrees that he and/or his lawyer are solely and entirely responsible for the payment of any and all federal, state, or local taxes or assessments due upon the Settlement Funds paid pursuant to this Agreement (other than mentioned in Section 9 above). Plaintiff expressly warrants that he will hold Defendant harmless from any claims, tax, interest or penalty, asserted by any taxing authority relating to any tax, arising from the payment of any Settlement Fund accrued up to but not to exceed, the actual tax consequences to Defendant, plus any reasonable attorney’s fees incurred by Defendant in responding to such claim.

DISMISSAL OF ACTION

12.         In consideration of the premises, recitals, general promises and undertakings set forth in this Agreement, the Settling Parties stipulate and agree to a Final Mutual Order of Dismissal, and further consent to dismissal, fully, forever and with prejudice of all claims which were or could have been asserted in the Young case, upon full and final payment of all Settlement Funds due under the terms of this Settlement Agreement.

NO ADDITIONAL CLAIMS

13.         Plaintiff warrants and represents that he has not filed and does not have any administrative claims or complaint of any kind, other than the Young allegations, against the Defendant in any federal, state, county, municipal or local court or agency.  Plaintiff further covenants that he will not file any future administrative claim, charge, or complaint against the Defendant with any agency or court at any time hereafter regarding any acts, promises, allegations, utterances, writings, representations, or omissions, relating to in any way to all or any of the Defendant, occurring or alleged to have occurred at any time up to the date of the execution of this Agreement.

14.         The Settling Parties warrant and agree that the negotiations, agreements, facts, terms, amounts, and provisions of this Agreement, will remain strictly confidential.  The Settling Parties further agree not to discuss the allegations in this case, or any negotiations, agreements, facts, terms, amount and/or provisions of this Agreement with any person or entity except as specifically permitted herein.  As the sole exceptions to this confidentiality requirement, it is not a violation of this Agreement if disclosure is made in response to an order of a court of competent jurisdiction, or if disclosure is made solely for the purposes tax or legal advice, so long as such entities/individuals are obliged to maintain such information in strict confidence.  It also is not a violation if disclosure is made as part of Defendant’s mandatory SEC filings.  In the event of any inquiry concerning this case and/or any allegation set forth therein, any claims against Defendant, and/or any term of this Agreement, the parties, will strictly limit any response to the fact that “the disputes have been resolved; the case has been settled.”  Each Settling Party further agrees that it will not discuss the other Settling Party, including the Company or any owner, parent, subsidiary or successor entity in any disparaging terms.  Any request for references will be limited to Defendant’s supply of dates of employment and position(s) held.

CONSIDERATION OF AGREEMENT

15.         Plaintiff acknowledges that, before signing this Agreement, he was given a period of at least 21 (twenty-one) days in which to consider this Agreement.  If he chose to sign this Agreement before the end of the 21-day period, Plaintiff represents that he chose to do so of his own free will, and after he determined that he did not need the full 21-day period to consider this decision.  Plaintiff waives any right he might have to additional time beyond the 21-day consideration period within which to consider this Agreement.  Plaintiff further acknowledges that:  (1) he took advantage of this 21-day period to the extent he deemed necessary to consider this Agreement before signing it; (2) he carefully read this Agreement; (3) he fully understands this Agreement; (4) he is entering into this Agreement voluntarily; (5) he is receiving valuable consideration in exchange for his execution of this Agreement that he would not otherwise be entitled to receive; and (6) Defendant, in writing, encouraged him to discuss this Agreement with his attorney (at his own expense) before signing the Agreement, and he did so to the extent he deemed appropriate.

RIGHT TO RESCIND

16.         Plaintiff may cancel this Agreement for any reason within seven (7) full 24-hour periods after he has signed it.  If Plaintiff decides to cancel this Agreement and mails his notice of cancellation, the notice must be postmarked within the seven (7) day period, sent by certified mail, return receipt requested.  If Plaintiff cancels his release of claims against Defendant, the notice should be addressed to:

William K Whitner, Esq.
Paul, Hastings, Janofsky & Walker, LLP
600 Peachtree Street, NE, Suite 2400
Atlanta, GA 30308

WARRANTIES

17.         The Settling Parties warrant and represent, each to the other, that they have been represented and advised by counsel and are fully informed and have full knowledge of the terms, conditions, and effects of this Agreement.

18.         The Settling Parties warrant and represent, each to the other, that they have either personally or through their attorneys, investigated facts surrounding this Agreement and are fully satisfied with the terms and effects of this Agreement; and that they are legally competent to execute this Agreement.

19.         The Settling Parties warrant and represent, each to the other, that no promise or inducement has been offered or made except as herein set forth, and that this Agreement is executed without reliance upon any other statement or representation in connection with this Agreement.

                20.         If any provision or term of this Agreement should be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of the remaining terms and conditions hereof.  If this Agreement is revoked or cancelled, Plaintiff will repay the special payment and benefits he received for signing it.

21.         The terms of this Agreement, and the [Order of Mutual Dismissal with Prejudice] of this case in its entirety, constitute the complete understanding and agreement of the Settling Parties with respect to all matters within the scope of this Agreement, and no other promise or agreement shall be binding.

22.         This Agreement may not be amended, modified, superseded, canceled, or terminated, and its terms and conditions may not be waived, except by a written instrument executed by the Settling Parties.  No waiver by any Settling Party of any condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach in other instances, or as a waiver of any other condition or of any breach of any other terms, covenants, representations or warranties contained in this Agreement.

23.         The rights and obligations of the Settling Parties under this Agreement shall inure to the benefit of and shall be binding upon their successors, assigns, employees, agents and/or legal representatives.

FULL AND KNOWING WAIVER

    24.         By signing this agreement, the Settling Parties certify that: they carefully read and fully understand this Agreement; they consulted an attorney before signing this Agreement; they agree to all terms knowingly, voluntarily and without intimidation, coercion, or pressure.  They further warrant that they have no desire for additional time for consideration and sign this Agreement to be effective on the date of execution.

GOVERNING LAW

                25.         The Settling Parties agree that the laws of the State of Georgia shall govern this Agreement and all disputes concerning any aspect of this Agreement.

[Signatures on Next Page]

AGREED AND ACCEPTED:

_/s/ Eric Young_________________	__/s/ November 5, 2007______
ERIC YOUNG	Date

WITNESSED:

_/s/ Beverly R. Adams___________	__/s/ November 5, 2007______
BEVERLY R. ADAMS, ESQ.	Date
100 Chastain Center Blvd., Suite 165
Kennesaw, GA 30144
Counsel for Eric Young

AGREED AND ACCEPTED:

__/s/ Winston D. Johnson_________	__/s/ November 5, 2007______
WINSTON D. JOHNSON	Date
Chief Executive Officer
WinSonic Digital Media Group, Ltd.
Centennial Tower, Suite 2600
101 Marietta Street, N.W.
Atlanta, Georgia  30303

WITNESSED:

_/s/ William K. Whitner__________	__/s/ November 5, 2007______
WILLIAM K WHITNER, ESQ.	Date
Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30308
Counsel for Defendant WinSonic Digital
Media Group, Ltd.